As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333-187830

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANTEON GROUP INC.
(Exact name of registrant as specified in its charter)

DELAWARE	01-0623010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11700 PLAZA AMERICA DRIVE, SUITE 810
RESTON, VIRGINIA 20190
 (703) 970-9200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SANTEON GROUP INC. 2012 EMPLOYEE INCENTIVE STOCK OPTION PLAN
AHMED SIDKY EMPLOYMENT AGREEMENT
ASHRAF M. ROFAIL EMPLOYMENT AGREEMENT
MARK GUIRGIS PROFESSIONAL SERVICES AGREEMENT
THOMAS H. TILLMAN COMPENSATION AGREEMENT
INDIVIDUAL STOCK OPTION AGREEMENTS
(Full title of the plan)

Ashraf Rofail
Chief Executive Officer
11700 Plaza America Drive, Suite 810
Reston, Virginia 20190
(703) 970-9200
(Name, Address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

Explanatory Note:

On April 10, 2013, Santeon Group Inc. (the “Company”) filed a registration statement (the “Registration Statement”) on Form S-8 (File No. 333-187830) to register 185,318 shares of Company Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to the Santeon Group Inc. 2012 Employee Incentive Stock Option Plan, Ahmed Sidky Employment Agreement, Ashraf M. Rofail Employment Agreement, Mark Guirgis Professional Services Agreement, Thomas H. Tillman Compensation Agreement and Individual Stock Option Agreements (the “Plans”).

               Contemporaneously herewith, the Company is filing Form 15 to give effect to the Company's exercise of its right to cease filing reports pursuant to Rules 12h-3(b)(1)(i) and 15(d)(6) under the Securities Exchange Act of 1934, as amended. The Company files this Post-Effective Amendment No. 1 to the Registration Statement to terminate the registration of any grants, sales or issuances of options or shares under the Registration Statement pursuant to the Plans, effective as of the date hereof. No further grants or issuances will be made through the Registration and the Registration Statement is hereby terminated in all respects.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 POS and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on January 10, 2014.

SANTEON GROUP INC.

By:	/s/ Ashraf Rofail
Ashraf Rofail, Chairman and Chief Executive Officer